UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2003

Wynn Resorts, Limited (Exact Name of Registrant as Specified in its Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3145 Las Vegas Boulevard South Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

(702) 733-4444
(Registrant's telephone number, including area code)

Item 5. Other Events.

On June 24, 2003, Wynn Las Vegas, LLC (the “Company”), a wholly-owned subsidiary of Wynn Resorts, Limited, entered into an interest rate swap agreement with JPMorgan Chase Bank (“JPMorgan Chase”) to hedge a portion of the underlying interest risk on future borrowings under the Company’s existing credit facility. Pursuant to the hedge agreement, the Company will pay to JPMorgan Chase a fixed interest rate of approximately 2.69% on borrowings estimated to be incurred periodically under the Company’s existing credit facility up to a maximum of $500,000,000, in exchange for payments from JPMorgan Chase on the same amounts at a variable interest rate based on the applicable London Interbank Offered Rate (“LIBOR”) at the time of payment. The term of the agreement is October 26, 2004 through December 26, 2006.

As reported in the Current Report on Form 8-K filed by Wynn Resorts, Limited on June 5, 2003, the Company has previously entered into a similar hedge agreement with JPMorgan Chase with respect to another $325,000,000 of estimated borrowings under the credit facility. As a result of these hedge agreements, the Company has effectively hedged the underlying interest risk of $825.0 million of the $1.0 billion of available borrowings under the credit facility. The Company’s credit facility currently anticipates annual interest charges on outstanding borrowings at LIBOR plus 4% on revolving loans and plus 5.5% on term loans. The Company currently has no amounts outstanding under its existing credit facility. The Company cannot predict with certainty that its actual borrowings under the credit facility will match, in timing or amount, the estimated borrowings upon which the hedge arrangements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2003

Wynn Resorts, Limited

By:	/s/ John Strzemp

John Strzemp Executive Vice President and Chief Financial Officer